Exhibit 10.1

LEASE

By and Between

Utah State Retirement Investment Fund

(“Landlord”)

AND

Winmark Corporation

(“Tenant”)

Multi-Tenant Office Lease

06-05-97

TABLE OF CONTENTS

ARTICLE 1 -	TERM

ARTICLE 2 -	USE

ARTICLE 3 -	RENTALS

ARTICLE 4 -	CONSTRUCTION

ARTICLE 5 -	POSSESSION

ARTICLE 6 -	TENANT’S PRO RATA SHARE OF REAL ESTATE TAXES AND OPERATING EXPENSES

ARTICLE 7 -	UTILITIES AND SERVICE

ARTICLE 8 -	NON-LIABILITY OF LANDLORD

ARTICLE 9 -	CARE OF PREMISES

ARTICLE 10 -	RESTRICTIONS CONCERNING USE

ARTICLE 11 -	INSPECTION

ARTICLE 12 -	ALTERATIONS

ARTICLE 13 -	SIGNS

ARTICLE 14 -	COMMON AREAS

ARTICLE 15 -	ASSIGNMENT AND SUBLETTING

ARTICLE 16 -	LOSS BY CASUALTY

ARTICLE 17 -	WAIVER OF SUBROGATION

ARTICLE 18 -	EMINENT DOMAIN

ARTICLE 19 -	SURRENDER

ARTICLE 20 -	NON-PAYMENT OF RENT, DEFAULTS

ARTICLE 21 -	LANDLORD’S DEFAULT

ARTICLE 22 -	HOLDING OVER

ARTICLE 23 -	SUBORDINATION

ARTICLE 24 - INDEMNITY, INSURANCE AND SECURITY

ARTICLE 25 - NOTICES

ARTICLE 26 - APPLICABLE LAW

ARTICLE 27 - MECHANICS’ LIEN

ARTICLE 28 - INTENTIONALLY DELETED

ARTICLE 29 - BROKERAGE

ARTICLE 30 - INTENTIONALLY DELETED

ARTICLE 3l - ESTOPPEL CERTIFICATES

ARTICLE 32 - GENERAL

ARTICLE 33 - EXCULPATION

ARTICLE 34 - SECURITY DEPOSIT

ARTICLE 35 – OPTION TO EXTEND TERM

ARTICLE 36 – RIGHT TO ADDITIONAL SPACE

ARTICLE 37 – STORAGE SPACE

LEASE SUMMARY SHEET

1.	Landlord:	Utah State Retirement Investment Fund, an independent agency of the State of Utah

CB Richard Ellis Investors
515 South Flower Street
31st Floor
Los Angeles, California 90071-2233
Attn: Director of Asset Management

with a copy to:

CB Richard Ellis
510 Marquette Ave., Suite 250
Minneapolis, MN 55435
Attn: Property Management

2.	Tenant:	Winmark Corporation, a Minnesota corporation

3.	Tenant’s Address:

	A.	Prior to the commencement of the Term:
4200 Dahlberg Drive, Suite 100
Golden Valley, MN 55422

	B.	Subsequent to commencement of the Term if different from the address of the Premises:

4.	Premises:	605 U.S. Highway 169, Suites 150, 310, 350, 375, 385, and 400
Plymouth, MN 55441
Containing approximately 33,513 rentable square feet as follows:

• Suite 150, containing approximately 5,606 rentable square feet (the “First Floor Space”)
• Suites 310, 350, 375, and 385, containing approximately 9,758 rentable square feet (the “Third Floor Space”)
• Suite 400, containing approximately 18,149 rentable square feet (the “Fourth Floor Space”)

5.	Term of Lease:	Ten (10) years and Six (6) months.

6.             Rent:

Months	Floor	Minimum Rental per Square Foot	Annual Minimum Rental	Monthly Minimum Rental (divided)	Total Monthly Minimum Rental
	1st	$0	$0	$0	$0
Months 1-6*	3rd	$0	$0	$0	$0
	4th	$0	$0	$0	$0

	1st	$12.00	$67,272.00	$5,606.00
Months 7-18	3rd	$14.50	$141,491.00	$11,790.92	$39,326.96
	4th	$14.50	$263,160.50	$21,930.04

	1st	$12.25	$68,673.50	$5,722.79
Months 19-30	3rd	$14.75	$143,930.50	$11,994.21	$40,025.15
	4th	$14.75	$267,697.75	$22,308.15

	1st	$12.50	$70,075.00	$5,839.58
Months 31-42	3rd	$15.00	$146,370.00	$12,197.50	$40,723.33
	4th	$15.00	$272,235.00	$22,686.25

	1st	$12.75	$71,476.50	$5,956.38
Months 43-54	3rd	$15.25	$148,809.50	$12,400.79	$41,421.52
	4th	$15.25	$276,772.25	$23,064.35

	1st	$13.00	$72,878.00	$6,073.17
Months 55-66	3rd	$15.50	$151,249.00	$12,604.08	$42,119.71
	4th	$15.50	$281,309.50	$23,442.46

	1st	$13.25	$74,279.50	$6,189.96
Months 67-78	3rd	$15.75	$153,688.50	$12,807.38	$42,817.90
	4th	$15.75	$285,846.75	$23,820.56

	1st	$13.50	$75,681.00	$6,306.75
Months 79-90	3rd	$16.00	$156,128.00	$13,010.67	$43,516.09
	4th	$16.00	$290,384.00	$24,198.67

	1st	$13.75	$77,082.50	$6,423.54
Months 91-102	3rd	$16.25	$158,567.50	$13,213.96	$44,214.27
	4th	$16.25	$294,921.25	$24,576.77

	1st	$14.00	$78,484.00	$6,540.33
Months 103-114	3rd	$16.50	$161,007.00	$13,417.25	$44,912.46
	4th	$16.50	$299,458.50	$24,954.88

	1st	$14.25	$79,885.50	$6,657.13
Months 115-126	3rd	$16.75	$163,446.50	$13,620.54	$45,610.65
	4th	$16.75	$303,995.75	$25,332.98

7.             Security Deposit:        $69,937.78, subject to reduction pursuant to Section 34 herein.

* In addition to relieving Tenant of any obligation to make Minimum Rental payments, Tenant’s obligation to pay Operating Expenses and Real Estate Taxes shall also be abated during this six (6) month period.

This Lease Summary Sheet information is incorporated into and made a part of the Lease Agreement attached hereto. In the event of any conflict between any Summary Sheet information and the Lease Agreement, the Lease Agreement shall control. This Lease Agreement includes the following Exhibits, all of which are made a part of this Lease Agreement. Exhibits: Exhibit A-1 (Graphic Location of the Premises); Exhibit A-2 (Legal Description for the Building); Exhibit B, if attached (Tenant Work Fundings); Exhibit C (Executive Parking Stalls); Exhibit D (Rights to Additional Space).

MULTI-TENANT OFFICE LEASE AGREEMENT (NET)

THIS LEASE AGREEMENT (hereinafter called the “Lease Agreement”) made as of the 26th day of September, 2008, by and between Utah State Retirement Investment Fund, an independent agency of the State of Utah, having offices at c/o CB Richard Ellis, 510 Marquette Ave., Suite 250, Minneapolis (hereinafter called the “Landlord”), and Winmark Corporation, a Minnesota corporation (hereinafter called the “Tenant”).

WITNESSETH

FOR AND IN CONSIDERATION of the sum of One Dollar ($1.00) in hand paid by each of the parties to the other, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Landlord does hereby lease and let unto Tenant, and Tenant does hereby hire, lease and take from Landlord, those areas outlined in red on Exhibit A-1 attached hereto, and by this reference incorporated herein, and described as Suite 150 on the first floor of the Building, consisting of approximately 5,606 square feet of space (the “First Floor Space”), Suites 310, 350, 375 and 385 on the third floor of the Building, consisting of approximately 9,758 square feet of space (the “Third Floor Space”) and, Suite 400 on the fourth floor of the Building consisting of approximately 18,149 rentable square feet (the “Fourth Floor Space”), for a total of 33,513 rentable square feet, (the First Floor Space, the Third Floor Space and the Fourth Floor Space, are hereinafter collectively called the “Premises”) at 605 Waterford Park (hereinafter called the “Building”) in the City of Plymouth, County of Hennepin, State of Minnesota. The term Building as it is used herein shall consist of the land and building(s) set forth in Exhibit A-2 hereto.

ARTICLE 1 - TERM

To have and to hold said Premises for a term of ten (10) years and six (6) months, commencing on the later of February 1, 2009, or upon substantial completion of the leasehold improvements and terminating ten years and six (6) months thereafter (hereinafter called the “Term”) upon the rentals and subject to the conditions set forth in this Lease Agreement, and the Exhibits attached hereto. The commencement and termination dates are specifically subject to the provisions of Article 5 hereof.

ARTICLE 2 - USE

The Premises shall be used by the Tenant solely for the following purposes: general office use.

ARTICLE 3 - RENTALS

Tenant agrees to pay to Landlord as minimum rental (hereinafter called “Minimum Rental”) for the Premises, without notice set-off or demand, the amounts set forth in the table below, said monthly installments to be due and payable by Tenant in advance on the first day of each calendar month during the Term of this Lease Agreement, or any extension or renewal thereof, at the office of Landlord set forth in the preamble to this Lease Agreement or at such other place as Landlord may designate. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Minimum Rental. For example, if the Tenant first occupies the Premises on the 19th of January, the Tenant will pay 12/30 of the Minimum Rental for the Premises in January.  Tenant agrees to pay, as Additional Rental, which shall be collectible to the same extent as Minimum Rental, all amounts which may become due to Landlord hereunder and any tax, charge or fee that may be levied, assessed or imposed upon or measured by the rents reserved hereunder by any governmental authority acting under any present or future law before any fine, penalty, interest or costs may be added thereto for non-payment. Pursuant to Article 6 hereof, Landlord’s estimated Operating Expenses for 2008, are $3.87 per square foot and estimated Real Estate Taxes payable in 2008 are $7.09 per square foot.

Months	Floor	Minimum Rental per Square Foot	Annual Minimum Rental	Monthly Minimum Rental (divided)	Total Monthly Minimum Rental
	1st	$0	$0	$0	$0
Months 1-6*	3rd	$0	$0	$0	$0
	4th	$0	$0	$0	$0

	1st	$12.00	$67,272.00	$5,606.00
Months 7-18	3rd	$14.50	$141,491.00	$11,790.92	$39,326.96
	4th	$14.50	$263,160.50	$21,930.04

	1st	$12.25	$68,673.50	$5,722.79
Months 19-30	3rd	$14.75	$143,930.50	$11,994.21	$40,025.15
	4th	$14.75	$267,697.75	$22,308.15

	1st	$12.50	$70,075.00	$5,839.58
Months 31-42	3rd	$15.00	$146,370.00	$12,197.50	$40,723.33
	4th	$15.00	$272,235.00	$22,686.25

	1st	$12.75	$71,476.50	$5,956.38
Months 43-54	3rd	$15.25	$148,809.50	$12,400.79	$41,421.52
	4th	$15.25	$276,772.25	$23,064.35

	1st	$13.00	$72,878.00	$6,073.17
Months 55-66	3rd	$15.50	$151,249.00	$12,604.08	$42,119.71
	4th	$15.50	$281,309.50	$23,442.46

	1st	$13.25	$74,279.50	$6,189.96
Months 67-78	3rd	$15.75	$153,688.50	$12,807.38	$42,817.90
	4th	$15.75	$285,846.75	$23,820.56

	1st	$13.50	$75,681.00	$6,306.75
Months 79-90	3rd	$16.00	$156,128.00	$13,010.67	$43,516.09
	4th	$16.00	$290,384.00	$24,198.67

	1st	$13.75	$77,082.50	$6,423.54
Months 91-102	3rd	$16.25	$158,567.50	$13,213.96	$44,214.27
	4th	$16.25	$294,921.25	$24,576.77

	1st	$14.00	$78,484.00	$6,540.33
Months 103-114	3rd	$16.50	$161,007.00	$13,417.25	$44,912.46
	4th	$16.50	$299,458.50	$24,954.88

	1st	$14.25	$79,885.50	$6,657.13
Months 115-126	3rd	$16.75	$163,446.50	$13,620.54	$45,610.65
	4th	$16.75	$303,995.75	$25,332.98

ARTICLE 4 - CONSTRUCTION

If any initial improvements to the Premises (“Tenant Improvements”) are to be made, the provisions governing the planning, construction, scope of work and terms and payment, shall be set forth

* In addition to relieving Tenant of any obligation to make Minimum Rental payments, Tenant’s obligation to pay Operating Expenses and Real Estate Taxes shall also be abated during this six (6) month period.

in Exhibit B, which, if attached hereto, is incorporated herein by this reference. If the parties have agreed to plans and/or a description for said Tenant Improvements, the same will be attached hereto as Exhibit A-3 and, if so attached, is incorporated herein by this reference.

ARTICLE 5 - POSSESSION

A.    Except as otherwise provided, Landlord shall deliver possession of the Premises on or before the date hereinabove specified for commencement of the Term, but delivery of possession prior to such commencement date shall not affect the expiration date of this Lease Agreement.  Failure of Landlord to deliver possession of the Premises by the date hereinabove provided, due to any cause beyond Landlord’s control, or time required for construction delays due to material shortages, strikes, or acts of God, shall automatically postpone the date of commencement of the Term of this Lease Agreement and shall extend the termination date by periods equal to those which shall have elapsed between and including the date hereinabove specified for commencement of the Term hereof and the date on which possession of the Premises is delivered to the Tenant.  Landlord agrees to use commercially reasonable efforts to ensure that the entire Premises is free of any other tenants by November 1, 2008.

B.    The rentals herein reserved shall commence on the first day of the Term, provided, Landlord provides Tenant with notice on or before October 28, 2008 that the entire Premises has been vacated of other tenants and that the entire Premises is available for purposes of constructing the improvements described in Exhibit B, such construction to be substantially completed within ninety (90) days of the notice, subject to force majeure.  In the event Landlord is delayed from providing such notice and said delay continues until December 31, 2008, Tenant may, at its option, by notice in writing to Landlord within ten (10) days thereafter, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Tenant is not received by Landlord within said ten (10) day period, Tenant’s right to cancel this Lease under this Article 5 shall terminate and be of no further force or effect.  Provided further, that if Landlord shall be delayed in delivery of the Premises to Tenant due to Tenant’s failure to reasonably agree to the Plans, or by Tenant’s failure to pay for the costs of the Tenant Improvements, then in such case the rental shall be accelerated by the number of days of such delay, and the rentals shall commence the same as if occupancy had been taken by Tenant. Prior to the commencement of the Term, Landlord shall have no responsibility or liability for loss or damage to fixtures, facilities or equipment installed or left on the Premises. By occupying the Premises as a Tenant as outlined in Article 1, Tenant shall be conclusively deemed to have accepted the same and to have acknowledged that the Premises are in the condition required by this Lease Agreement.  Should the commencement of the rental obligations of Tenant under this Lease Agreement occur for any reason on a day other than the first day of a calendar month, then in that event solely for the purposes of computing the Term of this Lease Agreement, the commencement date of the Term shall become and be the first day of the first full calendar month following the date when Tenant’s rental obligation commences, or the first day of the first full calendar month following the commencement date set out in Article 1 (if such is other than the first date of a calendar month), whichever date is later, and the termination date shall be adjusted accordingly; provided however, that the termination date shall be the last day of a calendar month, which date shall in no event be earlier than the termination date set out in Article 1. Immediately after Tenant’s occupancy of the Premises the Landlord and Tenant shall execute a ratification agreement which shall set forth the final commencement and termination dates for the Term and shall acknowledge the Minimum Rental, the square footage of the Premises, and delivery of the Premises in the condition required by this Lease Agreement.  Landlord represents and warrants that the Premises is structurally sound and up to all relevant occupancy standards, has quality windows and a proper and sufficient HVAC system, both of which are in good working order, and has obtained all necessary easements, zoning, and other permits to provide Tenant with a commercial space designed for general office use.  Except as specifically provided in the foregoing sentence, Tenant accepts the Premises and any improvements thereto in their “AS IS – WITH ALL FAULTS” condition upon delivery of the same from Landlord and, except as set forth in Exhibit B, Landlord shall not bear the cost or expense for any improvements, hook-ups or other items necessitated by Tenant’s initial occupancy of the Premises.

ARTICLE 6 - TENANT’S PRO RATA SHARE OF REAL ESTATE TAXES AND OPERATING EXPENSES

A.    Subject to the abatement of Real Estate Taxes and Operating Expenses set forth in Article 3 herein or Article 5 herein, during each full or partial calendar year during the Term of this Lease Agreement, Tenant shall pay to Landlord, as Additional Rental, an amount equal to the Real Estate Taxes and Operating Expenses (both as hereinafter defined) per square foot of rentable area in the Building multiplied by the number of square feet of rentable area in the Premises prorated for the period that Tenant occupied the Premises. Notwithstanding the preceding sentence, Tenant’s share of the following Operating Expenses shall be computed on the basis of the cost of said expenses per rentable square foot of area within the Building actually occupied: cleaning, management, and energy expenses.

B.    Landlord shall, each year during the Term of this Lease Agreement, give Tenant an estimate of Operating Expenses and Real Estate Taxes payable per square foot of rentable area for the coming calendar year. Tenant shall pay, as Additional Rental, along with its monthly Minimum Rental payments required hereunder, one-twelfth (1/12) of such estimated Operating Expenses and Real Estate Taxes and such Additional Rental shall be payable until subsequently adjusted for the following year pursuant to this Article.

C.    As soon as possible after the expiration of each calendar year, Landlord shall determine and certify to Tenant the actual Operating Expenses and Real Estate Taxes for the previous year per square foot of rentable area in the Building and the amount applicable to the Premises. If such statement shows that Tenant’s share of Operating Expenses and Real Estate Taxes exceeds Tenant’s estimated monthly payments for the previous calendar year, then Tenant shall, within twenty (20) days after receiving Landlord’s certification, pay such deficiency to Landlord. In the event of an overpayment by Tenant, such overpayments shall be refunded to Tenant, at the time of certification, in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund.

D.    Tenant shall have the right, once each calendar year, to reasonably review supporting data for any portion of a Landlord’s Statement in accordance with the following procedure:

1.     Tenant shall, within sixty (60) days after any such Landlord’s Statement is delivered, deliver a written notice to Landlord specifying that Tenant desires to review Landlord’ records supporting such Landlord’s Statement, provided that Tenant shall pay to Landlord all amounts due from Tenant to Landlord as specified in the Landlord’s Statement within the time period specified above.  Except as expressly set forth in subsection (3) below and elsewhere in this Lease, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease (including, without limitation, Tenant’s obligation to make all payments of Base Rent and all payments for Tenant’s share of Property Taxes and Operating Expenses) pending the completion of and regardless of the results of any review of records under this Section.  The right of Tenant under this Section may only be exercised once for any Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 4.03 for a particular Landlord’s Statement shall be deemed waived.

2.     Tenant agrees that any review of the records under this Section shall be at the sole expense of Tenant.  Tenant may exercise the right to audit only during normal business hours at the offices of Landlord’s manager.  Tenant acknowledges and agrees that any records reviewed under this Section constitute confidential information of Landlord, which shall not be disclosed to anyone other than the persons performing the review, the legal counsel of Tenant, principals of Tenant who receive the results of the review, and governmental authorities or courts of competent jurisdiction if disclosure is required by Applicable Laws, by court order, or pursuant to legal action.  In addition, Tenant shall not be obligated to keep such information confidential if said information becomes publicly available through no act or omission of Tenant.

3.     Any errors disclosed by the review shall be promptly corrected by Landlord, provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an independent firm of certified public accountants of national standing.  In the event of a disagreement, the review that discloses the least amount of deviation from the Landlord’s Statement shall be deemed to be correct.  In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Tax and Operating Expense Adjustment.  In the event that such results show that Tenant has underpaid its obligations for a preceding period, Tenant shall pay the amount of such underpayment to Landlord within 30 days.

E.     For the purposes of this Article, the term “Real Estate Taxes” means the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due or payable upon the Building. All costs and expenses incurred by Landlord during negotiations for or contests of the amount of Real Estate Taxes shall be included within the term “Real Estate Taxes.” For purposes of this Article, the term “Operating Expenses” shall be deemed to mean all costs and expenses directly related to the Building incurred by Landlord in the repair, operation, management and maintenance of the Building including interior and exterior and common area maintenance, management fees, cleaning expenses, energy expenses, insurance premiums, and the amortization of capital investments made to reduce operating costs or that are necessary due to governmental requirements, all in accordance with generally accepted accounting principles.

F.        Landlord may at any time designate a fiscal year in lieu of a calendar year and in such event, at the time of such a change, there may be a billing for the fiscal year, which is less than 12 calendar months.

G.        Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes.

ARTICLE 7 - UTILITIES AND SERVICE

A.       Landlord agrees to furnish water, electricity, elevator service, and janitorial service. In the event Tenant’s requirements and/or usage of such utilities and services is substantially greater than is customarily supplied to a typical tenant in the Building, Landlord or Tenant may request that the difference in such requirement and/or usage be determined and that appropriate adjustments be made in the Minimum Rental provided for in Article 3 of this Lease Agreement.

B.        Landlord agrees to furnish heat during the usual heating season and as reasonably necessary from time to time and air conditioning during the usual air conditioning season and as reasonably necessary from time to time, all during normal business hours as defined in this Lease Agreement.  Additional heating and cooling will be available to Tenant at the current overtime HVAC rate of $5.00 per hour per heat pump, provided that this HVAC rate may be reasonably adjusted by Landlord from time to time.

C.        No temporary interruption or failure of such services incidental to the making of repairs, alterations or improvements, or due to accidents or strike or conditions or events not under Landlord’s control, shall be deemed as an eviction of the Tenant or relieve the Tenant from any of the Tenant’s obligations hereunder.

D.        For the purposes of this Article 7, normal business hours shall be deemed to mean the period of time between 6:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday, and specifically excluding Sundays and legal holidays.

E.        Tenant shall have no right of access to the roof of the Premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner, or other device on the roof of the Premises or the Building without the prior written consent of Landlord.

ARTICLE 8 - NON-LIABILITY OF LANDLORD

Except in the event of the negligence of Landlord, its agents, employees or contractors, Landlord shall not be liable for any loss or damage for failure to furnish heat, air conditioning, electricity, elevator service, water, sprinkler system or janitorial service. Landlord shall not be liable for personal injury, death or any damage from any cause about the Premises or the Building except if caused by Landlord’s negligence.

ARTICLE 9 - CARE OF PREMISES

A.        Tenant agrees:

1.        To keep the Premises in as good condition and repair as they were in at the time Tenant took possession of same, reasonable wear and tear and damage from fire and other casualty for which insurance is normally procured excepted;

2.        To keep the Premises in a clean and sanitary condition;

3.        Not to commit any nuisance or waste on the Premises, overload the Premises or the electrical, water and/or plumbing facilities in the Premises or Building, throw foreign substances in plumbing facilities, or waste any of the utilities furnished by Landlord;

4.        To abide by such rules and regulations as may from time to time be reasonably promulgated by Landlord;

5.        To obtain Landlord’s prior approval of the interior design of any portion of the Premises visible from the common areas or from the outside of the Building. “Interior design” as used in the preceding sentence shall include but not be limited to floor and wall coverings, furniture, office design, artwork and color scheme; and

6.        With respect to the First Floor Space, Tenant acknowledges and agrees that a portion of the First Floor Space is visible to the public from the atrium/entrance area of the Building and that Landlord wishes to maintain the visible integrity and professional appearance of said atrium/entrance area.  Tenant hereby agrees to work with Landlord to maintain the visible integrity and professional and tidy appearance of the Building using reasonable means as agreed upon by Landlord and Tenant, such as window coverings obstructing the public’s view of the interior of the First Floor Space or locating and arranging the storage items inside of the First Floor Space in such a way as to appear tidy from the atrium/entrance area of the Building.

B.        If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Article 9, the Landlord may at its option put or cause the same to be put into the condition and state of repair agreed upon, and in such case the Tenant, on demand, shall pay the cost thereof.

ARTICLE 10 - RESTRICTIONS CONCERNING USE

Tenant covenants not to introduce any hazardous or toxic materials onto the Premises without complying with all applicable Federal, State and local laws or ordinances pertaining to the transportation, storage, use or disposal of such materials, including but not limited to obtaining proper permits. If Tenant’s transportation, storage, use or disposal of hazardous or toxic materials on the Premises results in the contamination of the soil or surface or ground water or loss or damage to person(s) or property, then Tenant agrees to:

i)         Notify Landlord immediately of any contamination, claim or contamination, loss or damage;

ii)        After consultation with the Landlord, clean up the contamination in full compliance with all applicable statutes, regulations and standards; and

iii)       Indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs and fees, including attorneys’ fees and costs, arising from or connected with any such contamination, claim of contamination, loss or damage.

This provision shall survive termination, cancellation or expiration of this Lease Agreement. For purposes of this Article, the terms “hazardous materials” or “toxic materials” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, and any federal agencies that have overlapping jurisdiction with such state agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.

ARTICLE 11 - INSPECTION

The Landlord or its employees or agents shall have the right, with Tenant’s prior written consent, such consent not to be unreasonably withheld (except in case of emergency, where no consent shall be required), and without any diminution of rent or other charges payable hereunder by Tenant, to enter the Premises at all reasonable times for the purpose of exhibiting the Premises to prospective tenants or purchasers, inspection, cleaning, repairing, testing, altering or improving the same or said Building, but nothing contained in this Article shall be construed so as to impose any obligation on the Landlord to make any repairs, alterations or improvements.

ARTICLE 12 - ALTERATIONS

Tenant will neither disturb or in any way change any locks, plumbing, or wiring nor make structural changes without the prior written consent of the Landlord.  Tenant will also not make any alterations, repairs, additions or improvements in or to the Premises in excess of $10,000 without the prior written consent of the Landlord as to the character of the alterations, additions or improvements to be made, the manner of doing the work, and the contractor doing the work. All such consents shall not be unreasonably withheld or delayed. All such work shall comply with the applicable governmental laws, ordinances, rules and regulations. The Landlord as a condition to said consent may require a surety performance and/or payment bond from the Tenant for said actions. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including attorney’s fees) by reasons of any said alteration, repairs, additions or improvements.

ARTICLE 13 - SIGNS

Tenant agrees that no signs or other advertising materials shall be erected, attached or affixed to any portion of the exterior of the Premises or the Building without the express prior written consent of Landlord.  Notwithstanding the foregoing, Tenant shall be allowed to place a sign on the exterior of the space in front of each suite entry of the Premises at Tenant’s sole cost and expense, provided:

1.  Such entry signage conforms to the building standard signage (provided Tenant may affix its logo to such building standard signage); and

2.  Said signage shall comply with the terms and conditions of the rules for the Building as may be set from time to time, and with all governmental laws, rules, regulations and ordinances; and

3. Said signage is not visible from the exterior of the Premises.

Notwithstanding the foregoing, for so long as Tenant is the sole occupant of the entire fourth floor, Tenant may install its own signage in the lobby of the Fourth Floor Space, so long as such signage is not visible from the exterior of the Premises

In addition to the foregoing, Tenant shall have the right to install prominent exterior building signage on the existing exterior pylon sign and exterior of the building similar to the existing signage of other tenants on the Building, subject to Landlord’s approval, which shall not be unreasonably withheld and subject to municipal codes.  Tenant shall pay for the design, installation, construction, maintenance, repair, and any other costs associated with the signage.  Landlord shall have the right to approve the design of the exterior signs prior to Tenant’s installation of said signs.  Any change to any of Tenant’s signage subsequent to Landlord’s approval must be re-approved by Landlord.

ARTICLE 14 - COMMON AREAS

A.       Tenant agrees that the use of all corridors, passageways, elevators, toilet rooms, parking areas and landscaped area in and around said Building, by the Tenant or Tenant’s employees, visitors or invitees, shall be subject to such rules and regulations as may from time to time be made by Landlord for the safety, comfort and convenience of the owners, occupants, tenants and invitees of said Building. Tenant agrees that no awnings, curtains, drapes or shades shall be used upon the Premises except as may be approved by Landlord.

B.        In addition to the Premises, Tenant shall have the right of non-exclusive use, in common with others, of: (a) all unrestricted automobile parking areas (subject to the provisions set forth below), driveways and walkways; and (b) loading facilities, freight elevators and other facilities as may be constructed in the Building, all to be subject to the terms and conditions of this Lease Agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

C.        Landlord shall have the right to make changes or revisions in the site plan and in the Building so as to provide additional leasing area. Landlord shall also have the right to construct additional buildings on the land described on Exhibit A-2 for such purposes as Landlord may deem appropriate. Landlord also reserves all airspace rights above, below and to all sides of the Premises, including the right to make changes, alterations or provide additional leasing areas.

D.        Landlord and Tenant agree that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Building and Tenant agrees to so advise its employees, visitors or invitees who may use such parking areas.

E.        The parking areas shall include those areas designated by Landlord, in its reasonable discretion, as either restricted or unrestricted parking areas. Tenant, its employees and invitees shall have the right to park in the unrestricted parking areas in common with other tenants of the Building upon such terms and conditions adopted by Landlord from time to time, but those conditions shall not include the imposition of a parking charge.  Tenant agrees not to overburden the unrestricted parking areas and agrees to cooperate with Landlord and other tenants in the use of the unrestricted parking areas.

Landlord reserves the right in its absolute discretion to determine whether the parking areas are becoming overburdened and to allocate and assign parking spaces among Tenant and other tenants, and to reconfigure the parking areas and modify the existing ingress to and egress from the parking areas as Landlord shall deem appropriate.  Landlord agrees that all of its rights pursuant to this paragraph, including its designation of restricted parking areas and its reconfiguration of parking areas, will not encroach upon Tenant’s ability to have adequate parking for its employees, visitors or invitees.   Any restricted parking areas shall be leased only by separate license agreement with Landlord. Tenant further agrees not to use or permit its employees, visitors or invitees to use the parking areas for overnight storage of vehicles.  Notwithstanding the foregoing, in addition to the right to park in unrestricted parking areas, Landlord shall provide to Tenant eight executive garage stalls in the location shown on Exhibit C (“Executive Parking Stalls”), four of which shall be provided at no additional cost to Tenant.  As part of rent due hereunder, throughout the Term of this Lease and any extension thereto, Tenant shall pay Seventy-Five and 00/100 Dollars ($75.00) per month for each of the remaining four (4) Executive Parking Stalls, with two percent (2%) annual increases per stall.

ARTICLE 15 - ASSIGNMENT AND SUBLETTING

A.       Tenant shall not assign this Lease Agreement, or sublease all or any part of the Premises, or permit the use of the Premises by any party other than Tenant, without the prior written consent of Landlord, such consent to be provided or denied within ten (10) days and not unreasonably withheld by Landlord. When Tenant requests Landlord’s consent to such assignment or sublease, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide financial information, including financial statements of the proposed assignee or subtenant. Tenant shall also provide Landlord with a copy of the proposed sublet or assignment agreement.

B.        If Landlord approves an assignment or sublease as herein provided, Tenant shall pay to Landlord, as additional rent due under this Lease Agreement, fifty percent (50%) of the difference, if any, between the Minimum Rental plus Additional Rental allocable to that part of the Premises affected by such assignment or sublease pursuant to this Lease Agreement, and the rent and any additional rent payable by the assignee or subtenant to Tenant (the “Excess Rental”), but only to the extent the Excess Rental exceeds Tenant’s transaction costs (e.g. costs of tenant improvements, broker fees or legal fees actually incurred by Tenant in connection with the assigned/subleased premises).  No consent to any assignment or sublease shall constitute a further waiver of the provisions of this Article, and all subsequent assignments or subleases may be made only with the prior written consent of Landlord. An assignee of Tenant, at the option of Landlord, shall become directly liable to Landlord for all obligations of Tenant hereunder, but no sublease or assignment shall relieve Tenant of any liability hereunder. Any assignment or sublease without Landlord’s consent shall be void, and shall, at the option of the Landlord, constitute a default under this Lease Agreement. In the event that Landlord shall consent to a sublease or assignment hereunder, Tenant shall pay Landlord’s reasonable fees, not to exceed Two Hundred Fifty and no/100ths Dollars ($250.00) per transaction, incurred in connection with the processing of documents necessary to the giving of such consent.

C.        Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, providing the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance. Tenant agrees to attorn to any such assignee or transferee of Landlord’s interest in this Lease Agreement or the Building.

ARTICLE 16 - LOSS BY CASUALTY

A.       If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, Landlord may, at its option, (i) terminate this Lease Agreement effective as of the date of such damage or destruction, or (ii) restore the Premises to their previous condition, and in the meantime the rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof, and this Lease Agreement shall continue in full force and effect. If the damage is due, directly or indirectly, to the fault or neglect of Tenant, or its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors, there shall be no abatement of rent, except to the extent Landlord receives proceeds from any applicable insurance policy of Tenant to compensate Landlord for loss of rent.

B.        If the Building shall be destroyed or damaged by fire or other casualty insured against under Landlord’s fire and extended coverage insurance policy to the extent that more than fifty percent (50%) thereof is rendered untenantable, or if the Building shall be materially destroyed or damaged by any other casualty other than those covered by such insurance policy, notwithstanding that the Premises may be unaffected directly by such destruction or damage, Landlord may, at its election, terminate this Lease Agreement by notice in writing to Tenant within sixty (60) days after such destruction or damage. Such notice shall be effective thirty (30) days after receipt thereof by Tenant.

C.        Other than rental abatement provided in paragraph A of this Article, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Building or Premises.

D.        Landlord’s obligations, should it elect to repair, shall be limited to the base Building, common areas and the interior improvements installed by Landlord. Anything herein to the contrary notwithstanding, if the Premises are destroyed or damaged during the last nine (9) months of the Term of this Lease Agreement, then Landlord may, at its option, cancel and terminate this Lease Agreement as of the date of the occurrence of such damage.

ARTICLE 17 - WAIVER OF SUBROGATION

Whether any loss or damage occurring to the Premises or the Building is due to the negligence of Landlord or Tenant or their agents or employees, or any other cause, Landlord and Tenant each hereby release the other and their agents and employees from responsibility for and waives their entire claim of recovery for (i) any loss or damage to the personal property of either Landlord or Tenant located in the Building, including the Building itself, arising out of any of the perils which are covered by the other’s property insurance policy, with extended coverage endorsements, or (ii) loss resulting from business interruption or loss of rental income, at the Premises, arising out of any of the perils which may be covered by the business interruption or by the loss of rental income insurance policy held by  Landlord or Tenant. Landlord and Tenant shall each use its best efforts to cause its insurance carrier(s) to consent to such waiver of all rights of subrogation.

ARTICLE 18 - EMINENT DOMAIN

If the entire Building is taken by eminent domain, this Lease Agreement shall automatically terminate as of the date of taking. If a portion of the Building is taken by eminent domain, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after the date of taking. If a portion of the Premises is taken by eminent domain and this Lease Agreement is not terminated by Landlord, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to the date of taking as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises. All damages awarded for such taking under the power of eminent domain shall belong to and be the sole property of Landlord, irrespective of the basis upon which they are awarded, provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures. For purposes of this Article, a taking by eminent domain shall include Landlord’s giving of a deed under threat of condemnation.

ARTICLE 19 - SURRENDER

On the last day of the Term of this Lease Agreement or on the sooner termination thereof in accordance with the terms hereof, Tenant shall peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as provided in Article 9 hereof.  On or before said last day, Tenant shall at its expense remove all of its equipment from the Premises, repairing any damage caused thereby, and any property not removed shall be deemed abandoned. All alterations, additions and fixtures other than Tenant’s trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord’s property and shall be surrendered with the Premises as a part thereof, or shall be removed by Tenant, at the option of Landlord, in which event Tenant shall at its expense repair any damage caused thereby.  Notwithstanding the foregoing, in no event shall Tenant be required to remove those improvements described in Exhibit B as the Tenant Work.

ARTICLE 20 - NON-PAYMENT OF RENT, DEFAULTS

A.    If any one or more of the following occurs:

1.         A rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than five (5) days after written notice that the same is due and payable;

2.         Landlord provides Tenant written notice specifying the nature of a violation or default of any of the other covenants, agreements, stipulations or conditions herein, and Tenant does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure, not to exceed sixty (60) days after receipt of such notice; or

3.         If Tenant shall commence or have commenced against Tenant proceedings under a bankruptcy, receivership, insolvency or similar type of action,

then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant’s right to possession of the Premises, and to re-enter the Premises, all in accordance with Minnesota law.  Notwithstanding re-entry by Landlord or termination only of Tenant’s right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease Agreement.  Tenant shall be responsible for, in addition to the rentals and other sums agreed to be paid hereunder, the cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements) or cure as well as reasonable attorney’s fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions of this Lease Agreement, regain possession of the Premises, or the collection of the rentals due Landlord hereunder. Tenant may take reasonable steps to mitigate damages hereunder and Landlord will not unreasonably oppose Tenant’s efforts to mitigate its damages.  Tenant agrees to pay interest at the highest permissible rate of interest allowed under the usury statutes of the State of Minnesota, or in case no such maximum rate of interest is provided, at the rate of 12% per annum, on all rentals and other sums due Landlord hereunder not paid within ten (l0) days from the date same become due and payable.

B.        Tenant shall be liable to Landlord for the payment of a late charge in the amount of 10% of the rental installment or other sum due Landlord hereunder, plus any attorneys’ fees and costs incurred by Landlord by reason of Tenant’s failure to pay said amount, if said payment has not been received within ten (10) days from the date said payment becomes due and payable, or cleared by Landlord’s bank within three (3) business days after deposit. The parties agree that such late charges represent a fair and reasonable estimate of the costs that Landlord will incur by reason of Tenant’s late payment. Landlord’s acceptance of such late charges shall not constitute a waiver of Landlord’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder. Each right or remedy of Landlord provided for in this Lease Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease Agreement now or hereafter existing at law or in equity or by statute or otherwise.

ARTICLE 21 - LANDLORD’S DEFAULT

Landlord shall not be deemed to be in default under this Lease Agreement until Tenant has given Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure, not to exceed sixty (60) days after receipt Tenant’s notice.

ARTICLE 22 - HOLDING OVER

Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, give up immediate possession to Landlord. If Tenant fails to give up possession, such tenancy shall be from month-to-month in which event Tenant shall pay to Landlord for the first (1st)  additional month or partial month an amount equal to one hundred twenty five percent (125%) of the rent in effect for the last period prior to the date of such expiration or termination, for the second (2nd) additional month an amount equal to one hundred fifty percent (150%) of the rent in effect for the last period prior to the date of such expiration or termination, for the third (3rd) additional month an amount equal to one hundred seventy-five percent (175%) of the rent in effect for the last period prior to the date of such expiration or termination, for the fourth (4th) additional month an amount equal to two hundred (200%) of the rent in effect for the last period prior to the date of such expiration or termination, and said amount shall remain at two hundred percent of the rent in effect for the last period prior to the date of such expiration or termination until such time as Tenant gives up possession of the Premises to Landlord as required herein.

ARTICLE 23 - SUBORDINATION

Tenant agrees that this Lease Agreement shall be subordinate to any mortgage(s) that may now or hereafter be placed upon the Building or any part thereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, and extensions thereof, provided the mortgagee named in such mortgage(s) shall agree to recognize this Lease Agreement or Tenant in the event of foreclosure provided the Tenant is not in default. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument, in recordable form, as required by Landlord’s mortgagee. In the event of any mortgagee electing to have the Lease Agreement a prior incumbrance to its mortgage, then and in such event upon such mortgagee notifying Tenant to that effect, this Lease Agreement shall be deemed prior in incumbrance to the said mortgage, whether this Lease Agreement is dated prior to or subsequent to the date of said mortgage.

ARTICLE 24 - INDEMNITY, INSURANCE AND SECURITY

A.       Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect public liability insurance with respect to the Premises in which Landlord shall be named as an additional insured, in companies and in form acceptable to Landlord with a minimum combined limit of liability of Two Million Dollars ($2,000,000.00). This limit shall apply per location. Said insurance shall also provide for contractual liability coverage by endorsement. Tenant shall further provide for business interruption insurance to cover a period of not less than six (6) months. Tenant will further deposit with Landlord the policy or policies of such insurance or certificates thereof, or other acceptable evidence that such insurance is in effect, which evidence shall provide that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change, or failure to renew the insurance. If Tenant shall not comply with its covenants made in this Article 24, Landlord may, at its option, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord’s demand.

B.        Tenant further covenants and agrees to indemnify and hold Landlord and Landlord’s manager of the Building harmless for any claim, loss or damage, including reasonable attorney’s fees, suffered by Landlord, Landlord’s manager or Landlord’s other tenants caused by: i) any act or omission by Tenant, Tenant’s employees or anyone claiming through or by Tenant in, at, or around the Premises or the Building; ii) the conduct or management of any work or thing whatsoever done by Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; or iii) Tenant’s failure to comply with any and all governmental laws, rules, ordinances or regulations applicable to the use of the Premises and its occupancy.

C.        Tenant shall be responsible for the security and safeguarding of the Premises and all property kept, stored or maintained in the Premises.  Landlord will make available to Tenant, at Tenant’s request, the plans and specifications for construction of the Building and the Premises. Tenant represents that it is satisfied that the construction of the Building and the Premises, including the floors, walls, windows, doors and means of access thereto are suitable for the particular needs of Tenant’s business. Tenant further represents that at the time of signing this Lease, it is satisfied with the security of said Building and Premises for the protection of any property which may be owned, held, stored or otherwise caused or permitted by Tenant to be present upon the Premises. The placement and sufficiency of all safes, vaults, cash or security drawers, cabinets or the like placed upon the Premises by Tenant shall be at the sole responsibility and risk of Tenant. Tenant shall maintain in force throughout the Term, insurance upon all contents of the Premises, including that owned by others and Tenant’s equipment and any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the Tenant’s.

D.        Landlord shall carry and cause to be in full force and effect a fire and extended coverage insurance policy on the Building, but not contents owned, leased or otherwise in possession of Tenant. The cost of such insurance shall be an Operating Expense.

ARTICLE 25 - NOTICES

All notices from Tenant to Landlord required or permitted by any provisions of this Lease Agreement shall be directed to Landlord postage prepaid, certified or registered mail, at the address provided for Landlord in the preamble to this Lease Agreement or at such other address as Tenant shall be advised to use by Landlord. All notices from Landlord to Tenant required or permitted by any provision of this Lease Agreement shall be directed to Tenant, postage prepaid, certified or registered mail, at the Premises and at the address, if any, set forth prior to Tenant’s signature line of this Lease Agreement. Landlord and Tenant shall each have the right at any time and from time to time to designate one (1) additional party to whom copies of any notice shall be sent.

ARTICLE 26 - APPLICABLE LAW

This Lease Agreement shall be construed under the laws of the State of Minnesota.

ARTICLE 27 - MECHANICS’ LIEN

In the event any mechanic’s lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record. If Tenant shall fail to cause such lien forthwith to be discharged within five (5) days after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand.

ARTICLE 28 - INTENTIONALLY DELETED

ARTICLE 29 - BROKERAGE

Tenant represents and warrants to Landlord that neither it nor its officers or agents, nor any one acting on its behalf has dealt with any real estate broker other than NAI Welsh Companies, LLC (“Tenant’s Broker”) in the negotiating or making of this Lease Agreement. Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys’ fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or the Premises, or to have caused Tenant to enter into this Lease Agreement. Landlord represents and warrants to Tenant that neither it nor its officers or agents, nor anyone acting on its behalf, has dealt with any real estate broker other than CB Richard Ellis, Inc. (“CBRE”) in the negotiating or making of this Lease Agreement. The brokers’ commission and/or finders’ fees arising out of this Lease Agreement on behalf of Tenant’s Broker and CBRE shall be paid as follows:  by Landlord pursuant to a separate written agreement.

ARTICLE 30 - INTENTIONALLY DELETED

ARTICLE 3l - ESTOPPEL CERTIFICATES

A.            Each party hereto agrees that at any time, and from time to time during the Term of this Lease Agreement (but not more often than twice in each calendar year), within ten (10) days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee designated by such other party, an estoppel certificate in a form acceptable to Landlord. If Tenant fails to respond within ten (10) days of receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such estoppel certificate as above provided, without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to any prospective purchaser, mortgagee, assignee or ground lessor of the Building.

B.            Tenant agrees to provide Landlord (but not more often than twice in any calendar year), within ten (10) days of request, the then most current financial statements of Tenant and any guarantors of this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant. Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective mortgagees or purchasers of the Building.  Notwithstanding the foregoing, the terms and conditions of this paragraph B shall not apply, so long as Tenant remains a publicly traded company.

ARTICLE 32 - GENERAL

This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant. No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The covenants of Tenant to pay the Minimum Rental and the Additional Rental are each independent of any other covenant, condition, or provision contained in this Lease Agreement. The marginal or topical headings of the several Articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such Articles, paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement. This Lease Agreement can only be modified or amended by an agreement in writing signed by the parties hereto. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto. If any term or provision of this Lease Agreement shall to any extent be held invalid or unenforceable, the remainder shall not be affected thereby, and each other term and provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law. If Tenant is a corporation, each individual executing this Lease Agreement on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease Agreement on behalf of said corporation and that this Lease Agreement is binding upon said corporation in accordance with its terms. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement of any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (i) recover the remaining balance of such unpaid rent or (ii) pursue any other remedy provided in this Lease Agreement. (Neither party shall record this Lease Agreement or any memorandum thereof, and any such recordation shall be a breach of this Lease Agreement void, and without effect.) Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained. Submission of this instrument for examination does not constitute a reservation of or option for the Premises, and this Lease Agreement shall become effective only upon execution and delivery thereof by Landlord and Tenant.

ARTICLE 33 - EXCULPATION

Notwithstanding anything in this Lease Agreement to the contrary, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not for the purpose of binding Landlord personally, or the assets of Landlord, but are made and intended to bind only the Landlord’s interest in the Premises and the Building, as the same may, from time to time, be encumbered, and no personal liability shall at any time be asserted or enforced against Landlord or its stockholders, officers, or partners, or their respective heirs, legal representatives, successors and assigns, on account of this Lease Agreement or on account of any covenant, undertaking or agreement of Landlord in this Lease Agreement.

ARTICLE 34 – SECURITY DEPOSIT

Tenant shall deposit with Landlord upon execution hereof $69,937.78 as security for Tenant’s faithful performance of its obligations hereunder.  If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply, or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby.  If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to the full amount then required of Tenant.  If the monthly rent increases, from time to time, during the term of this Lease, Tenant shall, at the time of such increase, deposit with Landlord additional money as a security deposit so that the total amount of the security deposit held by Landlord shall at all times bear the same proportion to the then current Minimum Rental  as the initial security deposit bears to the initial Minimum Rental set forth in the Lease Summary Sheet.  Landlord shall not be required to keep said security deposit separate from its general accounts.  If Tenant performs all of its obligations hereunder and there is no event of default during the first sixty (60) months of the Term, said deposit shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) after at the expiration of the sixtieth (60th) month of the term hereof.  In the event Tenant fails to pay rent or other charges due hereunder or otherwise defaults with respect to any provision of this Lease Agreement, the security deposit shall continue to be held as security for Tenant’s faithful performance of its obligations hereunder for one (1) additional year for each event of failure to pay rent or other charges, and each event of default with respect to any provision of this Lease.  Upon expiration of the time period upon which the security deposit shall be continued to be held based on the foregoing, or upon expiration of the Term hereof and after Tenant has vacated the Premises, whichever occurs first, said deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder).  No trust relationship is created herein between Landlord and Tenant with respect to said security deposit.

ARTICLE 35 – OPTION TO EXTEND TERM

A.  Subject to the terms set forth below, Tenant shall have two (2) Options (each, an “Option”) to extend the Term of this Lease Agreement for a period of five (5) years (each, an “Option Term”) immediately following the initial Term, or the first Option Term, if applicable.  The Option shall be exercised, if at all, by written notice delivered by Tenant to Landlord not later than nine (9) full months prior to the end of the initial Term, or the first Option Term, if applicable, of this Lease Agreement (time being of the essence).   Provided Tenant has properly and timely exercised the Option, the initial Term, or the first Option Term, if applicable, of this Lease Agreement shall be extended by the Option Term, and all terms, covenants and conditions of the Lease Agreement shall remain unmodified and in full force and effect, except for the Minimum Rental, which shall be based upon the then-prevailing market rates for the Premises.

B.   Such Option granted to Tenant in this Lease Agreement is personal to the original Tenant and may be exercised only by the original Tenant while occupying the Premises, who does so without the intent of thereafter assigning this Lease Agreement or subletting the Premises or any portion thereof, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant.

C.  Tenant shall have no right to exercise its Option, notwithstanding any provision in the grant of Option to the contrary, (i) during the period of time commencing on the date after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid, or (ii) in the event that Landlord has given to Tenant three or more notices of monetary default whether or not the defaults are cured, during the 12-month period of time immediately prior to the time that Tenant attempts to exercise the subject Option.

ARTICLE 36 – RIGHT TO FOR ADDITIONAL SPACE

Subject to any rights U.S. Energy Services, Inc., a Minnesota corporation (“U.S. Energy”), may have pursuant to that certain lease by and between Landlord and U.S. Energy dated March 2007 (“U.S. Energy Lease”), Tenant shall have rights to certain portions of the Building, as follows:

A.  Right of First Refusal.  Subject to the terms and conditions set forth herein, Landlord shall provide Tenant a continuous right of first refusal (“Right of First Refusal”), during the Term or any Option Term to rent Suite 100 in the Building as shown in Exhibit D (“Suite 100) when Suite 100 becomes “Available Space” as defined in Article 36(B)(iii).  If Landlord receives a written bona fide offer to lease all or any portion of Suite 100, then Landlord shall deliver to Tenant written notice of such offer, including the approximate date possession is to be delivered (“Landlord’s ROFR Notice”).  Tenant shall have ten (10) days from receipt of Landlord’s ROFR Notice to advise Landlord, in writing (“Tenant’s ROFR Notice”) that Tenant either (i) accepts Suite 100, or (ii) declines the right to lease Suite 100.  Upon exercise of this right by Tenant, Suite 100 shall become a part of the Premises under this Lease Agreement and Tenant’s tenancy of Suite 100 shall be subject to all of the terms and conditions of this Lease Agreement and shall be coterminous with the Term or any Option Term, if applicable, except that Tenant’s Minimum Rental for Suite 100 shall be calculated based on the then current Minimum Rental for the First Floor Space, and Tenant’s pro rata share of Real Estate Taxes and Operating Expenses shall be adjusted based on the additional rentable square feet in Suite 100.  In the event Tenant fails to timely exercise such Right of First Refusal or declines to lease Suite 100, Landlord thereafter may lease Suite 100 to any party or parties and upon any terms the Landlord deems necessary or desirable.  Except as set forth in paragraph E below, Tenant shall accept delivery of Suite 100 with tenant improvements existing at the time Suite 100 becomes Available Space (i.e., “As Is”), subject to the terms of Article 16 of this Lease Agreement.

B.  Rights of First Offer.  Subject to the terms and conditions set forth herein, Tenant shall have the following rights with respect to the first floor lounge area of the Building as shown in Exhibit D (the “Lounge”), Suites 300 and 320 as shown in Exhibit D (collectively, Suites 300/320), and Suite 500 as shown in Exhibit D (“Suite 500”) (collectively, the Lounge, Suites 300/320, and Suite 500 are referred to herein as the “Expansion Area”). Tenant’s rights, as described below, shall take effect upon expiration of any current lease and any extensions thereto for the Expansion Area:

(i)   Upon the terms and provisions set forth in this Lease, the Tenant shall have a continuous right of “first offer” during the Lease Term or any Option Term, if applicable, to lease each of the Lounge, Suites 300/320 and Suite 500.

(ii)  For the purposes of this Section, “first offer” shall mean a right by the Tenant to lease such space under this Lease following the expiration of the Landlord’s lease or any extensions thereto with the current tenant of the Expansion Area to lease the Expansion Area and waiver by U.S. Energy of any rights it may have to such space pursuant to the U.S. Energy Lease.

(iii) for purposes of this Article 36, space becomes “Available Space” in the Building when the lease of such space has expired and not renewed or extended by the current tenant or is otherwise terminated, and the current tenant of such space has physically vacated and surrendered possession of the space to the Landlord and U.S. Energy has not exercised any rights it may have to such space pursuant to the U.S. Energy Lease.

(iv) Tenant may not exercise any right of first offer with respect to less than that portion of the Expansion Area specified in Landlord’s Notice of Availability (as defined below).  Tenant shall exercise such right of first offer by delivering written notice of exercise to the Landlord not later than ten (10) days following the date of delivery by the Landlord to the Tenant of notice (“Notice of Availability”) that a portion of the Expansion Area is becoming available on the expected date specified in the notice.  The Notice of Availability will include the rate of Minimum Rental pursuant to Article 36(B)(v) below, and will specify the portion of the Expansion Area included in the right of first offer.  The Notice of Availability will not be delivered to Tenant more than one hundred eighty (180) days prior to the date upon which the Landlord expects the subject Expansion Area to become available space.

(v)  The Tenant’s tenancy of the Expansion Area covered by any exercised right of first offer shall commence and be deemed to have commenced on the earlier of (a) the date that the Expansion Area actually becomes “Available Space”, or (b) upon Tenant’s taking occupancy.  Upon exercise of this right by Tenant, the applicable portion of the Expansion Area shall become a part of the Premises under this Lease Agreement, and Tenant’s Tenancy of said portion of the Expansion Area shall be subject to all of the terms and conditions of this Lease Agreement, and shall be coterminous with the Term or Option Term, if applicable, and Tenant’s Minimum Rental shall be as follows: (i) for the Lounge, Minimum Rental shall be calculated based on the then current Minimum Rental for the First Floor Space, (ii) for Suites 300/320 Minimum Rental shall be calculated based the then current Minimum Rental for the Third Floor Space, and (iii) for Suite 500, Minimum Rental shall be

calculated based on the then current Minimum Rental for the Fourth Floor Space.   At the time that any portion of the Expansion Area is added to the Premises, the Additional Rental as provided in Article 6 herein shall be recalculated to include such Expansion Area. Except as set forth in paragraph E below, Tenant shall accept delivery of The Expansion Area with tenant improvements existing at the time said space becomes “Available Space” (i.e., “As Is”), subject to the terms of Article 16 of this Lease Agreement.

C.  Rights Personal to Tenant.  The Right of First Refusal and the rights of First Offer granted in this Article 36 are personal to Tenant and are not transferable.  In event Tenant has an active sublease or assignment at the time the Right of First Refusal or any of the rights of first option become effective, the Right of First Refusal and the rights of First Offer contained in this Article 36 shall automatically terminate and thereafter be null and void.

D.  Default or other Prevailing Rights.  Tenant shall have no right to exercise its Right of First Refusal or rights of First Offer, notwithstanding any provision in this Article to the contrary, (i) during the period of time commencing on the date after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid, (ii) in the event that Landlord has given to Tenant three or more notices of monetary default whether or not the defaults are cured, during the 12-month period of time immediately prior to the time that Tenant attempts to exercise the subject Option, or (iii) if U.S. Energy has a senior right to such space pursuant to the U.S. Energy Lease.

E.  Tenant Improvement Allowance.  For purposes of this Article 36, in the event Tenant properly exercises the Right of First Refusal or any of the rights of First Offer, Landlord shall provide Tenant with an allowance for tenant improvements for such additional premises (“Additional Allowance”), which Additional Allowance shall be disbursed to Tenant under the same terms and conditions as those described in Exhibit B attached hereto.  With respect to each of Suite 100, the Lounge, Suites 300/320, and Suite 500, the Additional Allowance shall be calculated by multiplying the following: (i) the number of rentable square feet in the subject Expansion Area, (ii) the quotient of $32.00 divided by 120, and (iii) the number of full months remaining in the original Term or extension thereof, if applicable (i.e. (square footage of premises)($32.00/120)(# of months remaining in original Term or Option Term, if applicable)).

ARTICLE 37 – STORAGE SPACE Subject to the terms and conditions set forth herein, Tenant shall have the following rights with respect to up to 1,000 square feet storage space in the lower level of the Building (the “Storage Space”):

(i)  Upon the terms and provisions set forth in this Lease, Tenant shall have a continuous right of “first offer” during the Term and any Option Term to lease the Storage Space (“Storage ROFO”).

(ii)  For the purposes of this Section, “first offer” shall mean a right by Tenant to lease the Storage Space under this Lease following the expiration of the Landlord’s lease or any extensions thereto with the current tenant of the Storage Space, and the Storage Space has become “Available Space.”  “Available Space” for purposes of this Article 37 shall mean the lease of such space has expired and not renewed or extended by the current tenant or is otherwise terminated, and the current tenant of such space has physically vacated and surrendered possession of the space to the Landlord.

(iii)  Tenant may not exercise any right of first offer with respect to less than all of the Storage Space described in the Notice of Storage Space Availability.  Tenant shall exercise such Storage

ROFO by delivering written notice of exercise to the Landlord not later than five (5) days following the date of delivery by the Landlord to the Tenant of notice (“Notice of Storage Space Availability”) that the Storage Space is becoming available on the expected date specified in the notice.  The Notice of Availability will not be delivered to Tenant more than one hundred eighty (180) days prior to the date upon which the Landlord expects the Storage Space to become Available Space.

(iv)  Tenant’s tenancy of the Storage Space covered by any exercised Storage ROFO shall commence and be deemed to have commenced on the earlier of (a) the date that the Storage Space actually becomes Available Space, or (b) upon Tenant’s taking occupancy.  Tenant shall accept delivery of the Storage Space with tenant improvements existing at the time said space becomes Available Space (i.e., “As Is”), subject to the terms of Article 16 of this Lease Agreement.  Upon exercise of this right by Tenant, the Storage Space shall become a part of the Premises under this Lease Agreement, provided the gross rent for the Storage Space shall be Eleven and 00/100 Dollars ($11.00) per rentable square foot (“Storage Rent”), which Storage Rent includes all Operating Costs and Real Estate Taxes and shall be payable in monthly installments pursuant to the terms and conditions of Article 3 (except that in no event shall the Storage Rent be subject to the abatement provisions of Article 3).

(v)  This right of first offer granted herein is personal to the Tenant and is not transferable.  In the event Tenant has an active sublease or assignment on or after month sixty (60) of the Term, the right of first offer contained herein shall automatically terminate and thereafter be null and void.  Landlord shall have the right to relocate the Storage Space during the Term and any renewal thereof to alternate storage of approximately equivalent or greater square feet as contained in the Storage Space.  No Tenant Improvement Allowance shall apply to the Storage Space, and it is not intended that Tenant shall be required to make any improvements to the Storage Space in order to make reasonable storage use thereof.

(vi)  Tenant shall have no right to exercise its right of first offer for the Storage Space, notwithstanding any provision in the grant of its right of first offer to the contrary, (i) during the period of time commencing on the date after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid, or (ii) in the event that Landlord has given to Tenant three or more notices of monetary default whether or not the defaults are cured, during the 12-month period of time immediately prior to the time that Tenant attempts to exercise the subject Option.

IN WITNESS WHEREOF, this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

Address for Notices, if other than the Premises:

TENANT:		LANDLORD:

Winmark Corporation,		Utah State Retirement Investment Fund,
a Minnesota corporation		an independent agency of the State of Utah

By		By	CB Richard Ellis Investors L.L.C.

Name	Brett D. Heffes	Its	Agent
Its	President of Finance and Administration
			By	/s/ James E. Bell
			Name	James E. Bell
			Its	Authorized Signatory

			By	/s/ Michael J. Everly
			Name	Michael J. Everly
			Its	Authorized Signatory

EXHIBIT A-1

GRAPHIC LOCATION OF PREMISES

PLAN SHOWING THE PREMISES

N

CBRE
CB RICHARD ELLIS

605 WATERFORD
SUITE 150
605 HWY. 169

Plymouth, MN

BDH&YOUNG
SPACE DESIGN

PLAN SHOWING THE PREMISES
N

CBRE
CB RICHARD ELLIS

605 WATERFORD
LEVEL 4
605 HWY. 169
Plymouth, MN

BDH&YOUNG
SPACE DESIGN

EXHIBIT A-2

LEGAL DESCRIPTION

The land referred to is situated in the State of Minnesota, County of Hennepin, and is described as follows:

Lot 1, Block 1, GROVES OFFICE PARK 2ND ADDITION together with that part of vacated 8th Avenue accruing thereto by reason of the vacation thereof, according to the plats thereof on file and of record, Hennepin County, Minnesota, lying East and North of the Plat of GROVES OFFICE PARK ANNEX; South of Lot 1, Block 1, GROVES OFFICE PARK 2ND ADDITION and West of State Highway 18, Plat 19, together with the benefits contained in the following easement agreement:

Declaration of Access and Driveway Easement dated September 30, 1986, recorded October 10, 1986 as Document Number 5169175 as amended by instrument dated December 30, 1988, record March 8, 1989, Document Number 5513370;

Mutual Truck Turn Around Easement Agreement dated December 30, 1988, recorded March 8, 1989, as Document Number 5513371;

Declaration of Transformer and Compactor Easement dated December 30, 1988, recorded March 8, 1989, as Document Number 5513375; and

Mutual Walk Way Easement Agreement dated December 30, 1988, recorded March 8, 1989, as Document Number 5513372.

EXHIBIT B

TENANT WORK FUNDINGS

            The Tenant Improvements (as defined below) shall be constructed substantially as shown on plans and specifications for the Premises (the “Plans”), which Landlord shall cause to be prepared and delivered to Tenant as soon as reasonably practicable after execution and delivery of this Lease Agreement.  Tenant shall respond to the Plans five (5) business days after receipt thereof, specifying any changes or modifications Tenant desires in the Plans.  Landlord will then cause the Plans to be revised and resubmit them to Tenant for its approval within five (5) business days.  Tenant shall approve or disapprove of the same within five (5) business days after receipt.  The revised Plans, as approved by Tenant and Landlord, shall be the final Plans for the Tenant Improvements.  The parties understand and acknowledge that the Plans must be approved by both Landlord and Tenant by October 15, 2008 so as not to cause a delay in delivery of the Premises to Tenant. Any subsequent amendment to the Plans shall be approved by both Landlord and Tenant.  The parties acknowledge that the Plans are to modify the Premises to accommodate Tenant’s intended use. Landlord shall be responsible for constructing the improvements as shown on the Plans (hereafter called “Tenant Improvements”) for and on behalf of Tenant. Landlord and Tenant have agreed that the costs of such Tenant Improvements shall be paid by Tenant, although Landlord shall provide Tenant an allowance of up to Thirty-Two and No/100 Dollars ($32.00) per square foot to be utilized toward the cost of the Tenant Improvements (hereafter called the “T.I. Allowance”). The T.I. Allowance shall be used for payment of costs relating to construction of the Tenant Improvements (including but not limited to the costs of preparing the Plans and demolition of any existing improvements), which costs Landlord shall pay directly out of the T.I. Allowance, for the credit of Tenant.  Tenant may also provide Landlord with invoices during the construction process related to furniture (including cubicles) and any building signage, which Landlord will reimburse to Tenant out of the T.I. Allowance within thirty (30) days of receipt of said invoices, provided, all such reimbursement amounts shall be included as part of the Twelve and No/100 Dollars ($12.00) per square foot described in the following sentence.  Except as specifically provided in this Exhibit B, in no event shall any part of the T.I. Allowance be paid to or payable to Tenant, provided up to Twelve and No/100 Dollars ($12.00) per square foot of the T.I. Allowance may be used by Tenant and paid by Landlord within thirty (30) days of receipt of all invoices therefore and subsequent to Tenant taking possession of the Premises for Tenant’s rent, moving and installation costs for Tenant’s cabling, fixtures, furniture and equipment. Any costs of the Tenant Improvements which exceed the T.I. Allowance shall be paid by Tenant to Landlord without demand within thirty (30) days of the day of submission by Landlord to Tenant of a statement of said costs. Any improvements to the Premises, other than as shown on the Plans, and the furnishing of the Premises, shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of this Lease Agreement, including compliance with all applicable governmental laws, ordinances and regulations.  Landlord agrees that such improvements may include the construction of an interior staircase between the Third Floor Space and the Fourth Floor Space.  Tenant shall at all reasonable times have a right to inspect the Tenant Improvements and Landlord shall immediately cease work upon written notice from Tenant to the extent that the Tenant Improvements are not materially in compliance with the approved Plans.  Landlord shall pay the costs related to the construction manager, which shall be BDH & Young, and the costs of such construction manager shall not be deducted from the T.I. Allowance.

EXHIBIT C

EXECUTIVE PARKING STALLS

EXHIBIT D

DEPICTION OF PREMISES SUBJECT TO

TENANT’S RIGHTS TO ADDITIONAL SPACE

LOUNGE
LOBBY
SUITE 100
N

CBRE
CB RICHARD ELLIS

605 WATERFORD
LEVEL 1
605 HWY. 169
Plymouth, MN

BDH&YOUNG
SPACE DESIGN

SUITE 500

CBRE
CB RICHARD ELLIS

STACKING PLAN-FIFTH FLOOR

605 WATERFORD PARK

Scale N.T.S.

Job Code 605WATER *Date* 11-9-05

Drawn By DP *Reviewed By* KD

Filename 605WATER-5TH

BDH&YOUNG
SPACE DESIGN

4510 West 77th Street, Suite 101, Edina, Minnesota 55435
952-893-9020 Fax 952-893-0299
www.bdhyoung.com